Exhibit 99.3


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                       LUCENT TECHNOLOGIES TODAY NEWSFLASH
                              Sunday, April 2, 2006
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In This Issue:

* A Message from Pat Russo

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Dear Colleagues,

  As you know, Lucent and Alcatel announced this morning that we have signed a definitive merger agreement to create the first truly global communications solutions provider.
This combination of two experienced and well-respected global communications leaders represents a strategic fit of vision, geography, solutions and people.

  The combined company created by this merger of equals will be incorporated in France, with executive offices in Paris. However, the North American operations and global Bell Labs headquarters will be in New Jersey. Further information about the terms and structure of the transaction can be found in our joint press release, which can be accessed at the following link:
HTTP://WWW.LUCENT.COM/PRESS/0406/060402.COA.HTML

  Obviously, today's news signals the beginning of an exciting new chapter for our company. But as with any significant change, it is natural for such excitement to be accompanied by apprehension. With that in mind, I wanted to briefly speak to the rationale behind the transaction, the benefits this merger will provide and our vision for the future of our combined company.

WHY MERGE?  WHY NOW?

As you know, our two companies considered such a merger in 2001. Since then, our industry has undergone tremendous change, and both Lucent and Alcatel have individually adapted with more streamlined operations, stronger financials and the introduction of innovative solutions for converged services. As a result, we each come to today's announcement from a much stronger position than we did when we explored this option five years ago.

  Despite this, it is clear that what we can accomplish together exceeds what we could do alone. Thanks to the progress both companies have made and the opportunities we see ahead, our new company will be well-positioned to enhance long-term value for our shareowners, customers and employees. Together we will have:

* A stronger financial base
* Clear leadership in next-gen networks as the global leader in convergence

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* The broadest portfolio of products and services in the
  industry
* Deep relationships with every major service provider
* A growing momentum in high-end enterprise technologies and markets
* The industry's premier R&D capabilities, including Bell
  Labs
* An experienced international management team with a common vision and proven track record
* An enhanced global footprint with presence in more than 130 countries

HELPING CUSTOMERS ADDRESS NEW CHALLENGES

This strategic combination makes sense for both of our companies -- and our customers -- because of three industry forces: Competition, Consolidation and Convergence.

  Competition: Our customers' competitive landscape is rapidly changing as the telecom, media and Internet worlds continue to converge. At the same time, we are seeing increased competition among our direct competitors.

  Consolidation: As the industry continues to consolidate, our customers will benefit from a partner with the ability to design, build and manage their networks to deliver the advanced communications experience that end-users are seeking.

  Convergence: Our customers are experiencing greater complexity as they strive to deliver converged services, seamlessly and securely, across a variety of networks and devices.

  In the end, the winners in this industry will be defined by who responds most quickly, and with the most agility, to these changing dynamics. This merger will create the broadest wireless, wireline and services portfolio in the industry, and we will be in great position to address these dynamics.

CREATING A TRULY GLOBAL FORCE

This merger also represents a strong geographic match. For the past four years, you have heard me talk about the importance of being a truly global company. With this merger, we will become just that. A quick look at the numbers confirms this. While Lucent gets 66 percent of its revenues from North America and Alcatel gets about half of its revenues from Europe, the combined company will have a more balanced global presence -- with about a third coming from North America, about a third from Europe, and about a third from a combination of the Caribbean and Latin
America, the Middle East, Africa, Asia and the Pacific region.

BELL LABS

I know some of you may have questions about the future of

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Bell Labs,especially considering its ongoing work with the
U.S. government. First let me assure you that Bell Labs will continue to be one of the driving forces behind our success. In fact, this merger will enable us to accelerate our investments in the types of innovative R&D that have been Bell Labs' calling card. When combined with the R&D resources of Alcatel, we will have one of the industry's largest R&D organizations and a distinct time-to-market advantage.

NEW SUBSIDIARY TO BE CREATED

The combined company intends to form a separate, independent U.S. subsidiary holding certain contracts with U.S. government agencies. This subsidiary would be separately managed by a board, to be composed of three independent U.S. citizens acceptable to the U.S. government. This type of structure is routinely used to protect certain government programs in the course of mergers involving non-U.S. parties.

IMPACT ON OUR GLOBAL EMPLOYEE BASE

While I recognize this announcement is being met with mixed emotions due to the eventual workforce reductions that will accompany it, I truly believe that in the long run, this transaction will generate exciting new possibilities for our employees through an enhanced ability to invest in innovation and the increased availability of global growth opportunities.

  This transaction is expected to take six to 12 months to be completed. In the meantime, both companies will continue to operate their businesses independently. Therefore, we need to remain focused on serving our customers and delivering on our commitments.

  As I wrote in my letter on March 24, I have seen you achieve incredible feats over the last four years in bringing Lucent back to profitability. Your accomplishments have positioned us to enter into this merger from a position of strength and will give the combined company a decisive advantage as we work to seize the opportunities that lie before us. In Alcatel, we have found a merger partner that has a common vision of where networks are going, a common understanding of customer needs and a common culture of technical excellence. All of this leads me to one conclusion: the future of our combined company is a bright one.

  I look forward to sharing in that future with this incredibly talented team. I know you will bring the same innovative spirit, technical excellence and integrity that have always defined us to this next chapter of our story.

  I will be in Paris on Monday co-hosting events for the media and analyst communities. In my absence, Frank
D'Amelio will host a webcast on Monday at 1:30 p.m. Eastern time to provide further details on the transaction. I will

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be back in New Jersey Tuesday morning to host an All-
Employee Broadcast, and I look forward to speaking with you and answering your questions about this transaction.

Sincerely,

Pat

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